Exhibit 5.1

February 21, 2025
Blue Owl Capital Corporation
399 Park Avenue
New York, NY 10022

Re:	Registration Statement on Form N-2 (File No. 333-280593)
Ladies and Gentlemen:
We have acted as counsel to Blue Owl Capital Corporation, a Maryland corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333-280593) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which automatically became effective upon filing with the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated June 28, 2024, which was included in the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.
This opinion letter is rendered in connection with the issuance and sale from time to time of shares of the Company’s common stock, par value per share, having an aggregate offering price of up to $750,000,000 (the “Shares”), as described in the prospectus supplement, dated as of February 21, 2025, filed with the Commission pursuant to Rule 424 under the Securities Act (the “Prospectus Supplement”). The Shares are to be issued pursuant to the Equity Distribution Agreement, dated as of February 21, 2025, by and among the Company and Blue Owl Credit Advisors LLC, a Delaware limited liability company (the “Adviser”), on the one hand, and RBC Capital Markets, LLC, Truist Securities, Inc., Mizuho Securities USA LLC, SMBC Nikko Securities America, Inc., Citizens JMP Securities, LLC, Keefe, Bruyette & Woods, Inc., Raymond James & Associates, Inc. and Santander US Capital Markets LLC, on the other hand (collectively, the “Distribution Agreement”).
As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and have examined the originals or copies of the following:
(i)the Articles of Amendment and Restatement of the Company and the Articles of Amendment thereto, each certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (together, the “Charter”);
(ii)the Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company (the “Bylaws”);
(iii)a Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland as of February 21, 2025;
(iv)the resolutions of the board of directors, or a duly authorized committee thereof, of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization, issuance, offer

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(v)and sale of the Shares pursuant to the Distribution Agreement, the Registration Statement, the Prospectus and the Prospectus Supplement, certified as of the date hereof by an officer of the Company; and
(vi)the Distribution Agreement.
With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued and that such certificates remain accurate as of the date of this opinion letter and (vi) the accuracy and completeness of all corporate records made available to us by the Company.
This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.
As to certain matters of fact relevant to the opinions in this opinion letter, we have relied up certificates of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.
The opinion set forth below is limited to the effect of the Maryland General Corporation Law, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of Maryland or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Shares.
On the basis of and subject to the foregoing, and subject to the all of the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and delivered against payment thereof in accordance with the terms of the Distribution Agreement, the Shares will be validly issued, fully paid and non-assessable.
The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated February 21, 2025, and to the reference to our firm in the “Legal Matters” section in the Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
/s/ EVERSHEDS SUTHERLAND (US) LLP